Exhibit 99.1

FOR IMMEDIATE RELEASE

Kohl's Names Christie Raymond Chief Marketing Officer

MENOMONEE FALLS, Wis., August 15, 2022 - Kohl's (NYSE: KSS) today announced that Christie Raymond has been named Kohl's Chief Marketing Officer, reporting directly to CEO Michelle Gass.

Raymond joined Kohl's in 2017 as senior vice president, media and personalization, and was promoted to executive vice president, customer engagement, analytics & insights in June 2020. She has been acting as the interim Chief Marketing Officer since May 2022.

"I'm thrilled to have Christie step into the role of Chief Marketing Officer for Kohl's. She joined Kohl's several years ago bringing her tremendous experience and customer-driven leadership approach to the marketing organization," said Gass. "She has been an asset to our senior executive team and she will be instrumental in our continued path forward as we deliver great value, a compelling brand portfolio and an inviting omnichannel experience to our millions of customers nationwide."

Raymond will lead the Marketing organization including our overall marketing strategy, brand and creative, media, loyalty, customer analytics, corporate communications, and Kohl’s philanthropic efforts. To support the company's strategy to be the retailer of choice for the active and casual lifestyle, she will drive customer engagement, leverage our leadership in loyalty, accelerate customer traffic, scale Kohl’s Media Network, and continue to build the Kohl's brand.

Prior to Kohl’s, Christie held progressive roles at The Walt Disney Company. She has more than 20 years of marketing, retail industry and leadership experience.

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About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl's App, Kohl's offers amazing national and exclusive brands at incredible savings for families nationwide. Kohl’s is uniquely positioned to deliver against its strategy and its vision to be the most trusted retailer of choice for the active and casual lifestyle. Kohl’s is committed to progress in its diversity and inclusion pledges, and the company's environmental, social and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com